Exhibit 10.7

26 February 2012

Amendment to Consultant Service Agreement Dated April 21, 2009

Between Oramed (Company) and ADRES (Contractor)

According to the original agreement dated April 21, 2009, the last milestone payment of 71,000 US$ was due on IND submission. Because of delays in the product development resulted in delay in IND submission, the following changes to the original agreement are introduced as agreed by the parties:

1.	20,000 US$ out of the 71,000 US$ were already paid to CBR and ADRES
2.	The last milestone payment of 51,000 US$ will be paid upon issuance this amendment (invoice to be issued 1 March 2012)
3.	As of 1 March 2012 until the IND submission, monthly retainer payment to ADRES equivalent to 15 hours per month at a rate of 400 NIS per hour (it is expected to submit the IND within 6-8 months)
4.	As of 1 March 2012 until the IND submission, fee for sercive payment to CBR. The total budget should not exceed 16,000 US$
5.	As stated in the service agreement, correspondence with the FDA after IND submission and prior to its approval, limited to 20 hours, will be free of charge.

In case IND is not submitted by 1 November 2012 the companies will negotiate in good faith extension of this amendment.

	Company	Contractor
	Oramed Ltd	CBR International Corp.	ADRES Advanced Regulatory Services Ltd.
By	/s/ Nadav Kidron	/s/ Jeanne Novak	/s/ Rivka Zaibel
Print Name	Nadav Kidron	Jeanne M. Novak, Ph.D	Rivka Zaibel
Title:	CEO	CEO and Principal Consultant	CEO and Consultant
Date:	2/27/12	3/8/12	3/8/12